EXHIBIT 10.1

June 3, 2005

George E. Mazzotta
6875 Ridgewood Dr.
Oakland,
CA 94611

Dear George:

All of us are looking forward to your joining CNET Networks, Inc. (“CNET”). I am confident we will have much success together. Here are the details of your offer:

Position:	Chief Financial Officer, CNET Networks, Inc., reporting directly to the Chief Executive Officer.

Salary:	$13,461.54 biweekly

Start Date:	TBD

Incentive:	You will be eligible to participate in CNET’s annual incentive plan for the CEO, CFO, COO and Corporate Vice President, Strategy. In 2005 your annual target will be $200,000 prorated for length of service. Assuming you are a regular employee in good standing on December 31, 2005 you will receive a guaranteed minimum incentive payment of $100,000 in early 2006. Also, assuming you are a regular employee in good standing on December 31, 2006, you will receive a guaranteed minimum bonus of $100,000 for plan year 2006. All matters pertaining to payment and the administration of the 2005 incentive plan for the CEO, CFO, COO and Corporate Vice President, Strategy are governed by the 2005 Top Four Incentive Plan and any amendment made subsequent to the plan document.

Signing Bonus:	Assuming you are a regular employee in good standing on December 31, 2005 you will receive a one time payment of $100,000 in early 2006.

Stock Options:	We have received approval from the Compensation Committee for you to receive an employee stock option grant of 400,000 shares of CNET stock. At the end of twelve months from the grant date, 25% of your option grant will vest. Thereafter, the remaining 75% will vest evenly on a monthly basis over the next three years, so that all options will be vested at the end of four years. You will also receive a stock option agreement, which will embody the terms of the grant including a standard “double trigger” acceleration provision for senior executives. Assuming you are a regular employee in good standing, you will be eligible for consideration for future annual equity awards as determined by the Board of Director’s Compensation Committee.

Benefits:	You will be eligible to participate in any Company benefits plan package offered to regular full time and eligible part time employees of the Company in accordance with the terms of the plans. CNET currently offers medical, dental, vision, life insurance, 401(k), an employee assistance program, wellness referral, tuition reimbursement, and transit voucher program. You will be eligible to participate in these plans effective on your hire date.
CNET also currently offers its regular fulltime employees an opportunity to participate in its Employee Stock Purchase Plan (ESPP). You will be eligible to enroll in the ESPP on the first calendar quarter following your start date.

Vacation:	In 2005 you will accrue vacation at the rate of 15 days per year (prorated based on hire date). If you are hired prior to July 1st, you will have the opportunity to earn an additional 5 days of vacation if your accrued vacation balance is 40 hours or less as of December 31st. This is in addition to a generous paid holiday schedule.

Sick Days:	You are eligible to take up to 10 sick days per calendar year (prorated based on hire date) according to company policy.

Employment:	Your employment relationship with CNET is “at will” and you have the right to terminate that employment relationship at any time. Although we hope you will remain with us and be successful here, CNET must, and does, retain the right to terminate the employment relationship at any time, with or without cause and with or without notice. Any modification of your “at will” status with the Company must be in writing and signed by the CEO and approved by appropriate members of CNET’s Board of Directors. Similarly, CNET reserves the right to modify other policies, procedures and benefits upon reasonable advance notice.

When you report for work, you will attend a new hire orientation at which you will be provided with access to CNET Networks’ policies. At the orientation, you will be asked to sign a statement confirming that you will adhere to these policies. Your employment with CNET Networks is conditioned upon your signing of that statement.

If you wish to accept our offer of employment, please sign and date the original offer letter that you received and bring it with you to new hire orientation. Should you not bring the offer letter with you, an original offer letter for you to sign and date will be provided to you at new hire orientation. By signing this letter, you acknowledge that you have reviewed the CNET Alternative Dispute Resolution Policy and Procedures attached hereto and agree to be bound the terms of that document.

All of us are delighted at the prospect of having you become a member of the CNET team.

Sincerely,

Shelby Bonnie
Chairman and Chief Executive Officer
CNET Networks, Inc.

cc: Heather McGaughey

Agreed:

—————————————— Signature	—————————————— Date

Please call Heather McGaughey to arrange your new hire orientation prior to your first day of employment. You must complete your new hire paperwork on your first day of employment in order to receive a paycheck. Also, please note your benefits paperwork must be filled out within 30 days of your date of hire

In accordance with current Federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Heather will send you a notice on the Immigration Reform and Control Act. Please ensure that you bring the proper documentation with you on your first day of employment.

CNET NETWORKS ALTERNATIVE DISPUTE RESOLUTION POLICY

In the event of any dispute arising out of or related to an employee’s employment with CNET Networks or any of its subsidiaries (“CNET”), or the termination thereof, in which the parties are unable to come to a resolution (excluding claims for workers’ compensation, unemployment insurance, any matter within the exclusive jurisdiction of the Labor Commissioner or the National Labor Relations Board, or any other matter which may not lawfully be the subject of a mandatory arbitration agreement), the employee and CNET agree to submit the dispute to final and binding arbitration pursuant to the then current National Rules For The Resolution Of Employment Disputes (the “Rules”) of the American Arbitration Association (AAA); provided, however, that in all cases where required by law, CNET will pay the arbitrator’s and arbitration fees. In all other cases, such fees will be apportioned among each set of adverse parties by the arbitrator. Copies of the AAA Rules may be obtained from CNET’s Human Resources Department or by visiting http://www.adr.org.

This Policy is governed by the Federal Arbitration Act, 9 U.S.C. section 1 et seq. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class action, private attorney general, or in a representative capacity on behalf of any person.

A Request for Arbitration is initiated by the employee submitting a request in writing to CNET’s Human Resources Department or the AAA within the statute of limitations period which would apply if the employee had filed a complaint in a court of law. If the dispute involves a claim which CNET has against the employee, CNET must submit a written request to the AAA, with a copy to the employee, within the applicable statute of limitations.

The Request for Arbitration shall include a brief statement of the nature of the dispute; the names, addresses and telephone numbers of the parties; the amount in controversy; the remedy sought; and the requested hearing location.

Prior to selecting an arbitrator, CNET and the employee will submit their dispute to non-binding mediation. The cost of the mediation will be borne by CNET. If the parties are unable to agree on a mediator, the parties will request a panel of mediators from the AAA and will alternately strike names until one name remains.

The arbitrator selected by the parties is authorized to award any relief which could be awarded by a court of law hearing the same dispute. The arbitrator’s award, which must be in writing, will be final and binding, except to the extent that judicial review is permitted by law.

Nothing in this Policy shall preclude either the employee or CNET from applying to a court of competent jurisdiction for injunctive relief pending final resolution of the underlying dispute through arbitration.

Nothing in this Policy shall prevent an employee from filing claims of discrimination with the Equal Employment Opportunity Commission (EEOC) and/or the State agency having jurisdiction over such claims and having such claims investigated by either Agency.

This Agreement may not be modified or amended except in writing signed by the affected employee and the CEO or COO of CNET.

If any provision of this Agreement is declared illegal or unenforceable, the remaining provisions shall remain in effect. In such an event, the court is authorized to conform this Agreement to existing law. This Agreement constitutes a waiver of both parties’ rights to a civil court action or a jury trial concerning matters covered by this Agreement; only an arbitrator, not a judge or jury, will decide the dispute.